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Exhibit 21.1

Guess?, Inc.
List of Subsidiaries

Investment In	Location	Owned By	Percent of Ownership
Guess? Retail, Inc.	United States	Guess?, Inc.	100%
Guess? Licensing, Inc.	United States	Guess?, Inc.	100%
Guess.com, Inc.	United States	Guess?, Inc.	100%
Guess? Canada Corporation	Canada	Guess?, Inc.	100%
Guess? Europe, B.V.	Netherlands	Guess?, Inc.	100%
Guess Italia, S.r.l.	Italy	Guess? Europe, B.V.	100%

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Guess?, Inc. List of Subsidiaries